UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 2, 2010
BROOKS AUTOMATION, INC.
(Exact name of registrant as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation)

0-25434	04-3040660

(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (978) 262-2400.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
SIGNATURES

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     Brooks Automation, Inc. (“Brooks” or the “Company”) and Stephen S. Schwartz entered into a revised employment agreement (the “Agreement”) on December 2, 2010, modifying an earlier agreement entered into effective April 5, 2010. Dr. Schwartz has been employed since April 5, 2010 as the Company’s President, and effective October 1, 2010 he also assumed the position of Chief Executive Officer, and the Agreement was made effective as of October 1, 2010. The Agreement provides that Dr. Schwartz will receive a base salary of $575,000 and is eligible to participate in the Company’s Performance Based Variable Compensation (PBVC) program. Dr. Schwartz’s achievement of his target performance goals would result in a payment of 100% of his base salary, with potential payouts ranging from 0% to 200% of his base salary based upon actual performance. If the Company is required to prepare an accounting restatement due to its material noncompliance, as the result of misconduct or gross negligence of Dr. Schwartz, with any financial reporting requirement under federal securities laws, Dr. Schwartz will be required to forfeit or repay to the Company any cash incentive compensation paid during the year prior to the deficient filing, any gain from the sale of the Company’s securities during that period and all equity awards he holds.
     Pursuant to the Agreement, Dr. Schwartz received a grant of 150,000 shares of restricted common stock on December 2, 2010 that vests in one-third installments on each of the first three anniversaries of the grant. He is eligible to receive additional equity compensation awards under the terms of the Company’s Long Term Incentive Plan (LTIP). Under the most recent implementation of the LTIP, 50% of shares issued subject to the Plan are subject to time-based vesting of 33 1/3% per year for three years, and 50% are subject to performance-based vesting, with vesting subject to the achievement of longer-term (3 year) metrics at September 30, 2012, which is the end of fiscal year 2012. Future implementation of the LTIP could establish different vesting schedules, as determined by the Human Resources and Compensation Committee of the Board of Directors and the Board of Directors.
     Dr. Schwartz is eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company. The Company will also continue to pay Dr. Schwartz a relocation benefit up to the maximum amount of $200,000, subject to potential repayment in whole or in part should his employment conclude within two years.
     If Dr. Schwartz’s employment is terminated due to his death or long-term disability, Brooks will pay to Dr. Schwartz (or his estate) the unpaid portion of his then current base salary earned though the termination of employment and a pro-rata portion of any unpaid performance-based variable compensation for the fiscal year that includes the date of termination of employment and any earned but unpaid performance-based variable compensation for the completed fiscal year immediately preceding the date of termination of employment.
     If Dr. Schwartz’s employment is terminated by Brooks without cause or if Dr. Schwartz resigns for good reason, then Brooks shall pay him the unpaid portion of his then current base salary earned through the termination date, any earned but unpaid management bonus for the completed fiscal year immediately preceding termination of his employment and a pro-rata portion of his annual management bonus for the completed portion of the current annual pay period. Provided Dr. Schwartz is in compliance with and has complied with the Agreement and the Employee Nonsolicitation and Proprietary Information Agreement described below, Brooks shall pay him as severance one year’s current base salary in biweekly payments for one year. If, during that year, Dr. Schwartz has not found a full time comparable executive position with another employer, the Company will extend the bi-weekly payment on a month-to-month basis until the earlier to occur of (i) one additional year elapses or (ii) the date Dr. Schwartz secures full-time employment. Any such payments by the Company will be offset by income earned from employment or consulting arrangements with any other person or business entity. During the severance period, Dr. Schwartz will also be eligible to continue his participation in the Company’s medical, dental and vision plans, and the Company will continue to pay the employer portion of the costs of such plans. “Cause” is defined to include Dr. Schwartz’s willful failure or refusal to perform the duties pertaining to his job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of our standards of conduct or a material breach of the Agreement or related agreements. “Good reason” is defined to include diminution of Dr. Schwartz’s responsibility or position, the Company’s breach of the Agreement or relocation of Dr. Schwartz.
     In connection with the Agreement, Brooks and Dr. Schwartz also entered into an Employee Nonsolicitation and Proprietary Information Agreement (the “Proprietary Information

Agreement”). The Proprietary Information Agreement, together with terms set forth in the Agreement, prohibit Dr. Schwartz from disclosing or using for his own benefit any proprietary information of the Company, including business, financial, customer-related, trade secrets and other intellectual property.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.
/s/ Thomas S. Grilk
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

Date: December 3, 2010